EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

HyGen Industries, Inc.

We consent to the use, in this Offering Statement on Form 1-A of HyGen Industries, Inc. of our report dated November 9, 2015 on our audit related to the financial statements of HyGen Industries, Inc. as of June 30, 2015 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (August 13, 2014) to June 30, 2015, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

January 22, 2016